EXHIBIT 5

Contact:
Emanuel R. Pearlman
Liberation Investment Group LLC
11766 Wilshire Blvd, Suite #870
Los Angeles, CA 90025
(310) 479-3434

            LIBERATION INVESTMENTS DELIVERS LETTER TO INTERTAN BOARD

      Los Angeles, CA - August 26, 2003 - Investment funds Liberation Investments, L.P. and Liberation Investments Ltd. announced today that the attached letter was sent to the board of directors of InterTan, Inc. (NYSE:
ITN):

                           Liberation Investments L.P.
                         c/o Libra Securities Group, LLC
                         11766 Wilshire Blvd, Suite #870
                              Los Angeles, CA 90025

                           Liberation Investments Ltd.
                                Corporate Center
                                  West Bay Road
                               P.O. Box 31106 SMB
                          Grand Cayman, Cayman Islands

August 25, 2003

BY U.S. MAIL AND OVERNIGHT COURIER

Members of the Board of Directors
InterTAN, Inc.
279 Bayview Drive
Barrie, Ontario L4M 4W5

Re:   Alternatives to Maximize Shareholder Value.

Dear Sirs:

We have read your fourth quarter press release and listened to your conference call and are pleased that you are reviewing alternatives to maximize shareholder value by evaluating the efficiency of various alternative capital structures, including conversion to a Canadian Income

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Trust. We hope that as you review the alternatives to maximizing shareholder value, you are all mindful of your fiduciary duties and pursue all other alternatives, including a sale of the Company to a third party.

We are still extremely disappointed that the board did not accept the two nominees we proposed for addition to the board. We believe that both Messrs. Hillman and Kornstein have strong financial backgrounds and experience in assisting companies of a similar size to InterTAN raise significant amounts of capital through various financings. They also have experience in negotiating extraordinary transactions, such as a potential sale of the Company. Mr. Kornstein was, in fact, a managing director at Bear Stearns for over eight years and Mr. Hillman was a partner at a predecessor firm to Ernst & Young and both the CFO and CEO of several NYSE listed companies with market capitalizations that significantly exceeded InterTAN's.

Because the board has indicated it has spent a significant amount of time reviewing capital structure issues and to date has been unable to make any progress, we believe the addition of both Messrs. Hillman and Kornstein could assist the board in resolving many of the issues it has been dealing with.

We continue to encourage the board to pursue strategies to maximize shareholder value and will continue to pursue the election of Messrs. Hillman and Kornstein to the InterTAN board unless a suitable alternative that will maximize shareholder value is implemented.


Sincerely,

Liberation Investments L.P.


By:  /s/  Emanuel R. Pearlman
     ------------------------

Liberation Investments Ltd.


By:  /s/  Emanuel R. Pearlman
     ------------------------

   cc:   Ron G. Stegall
         Brian E. Levy
         James T. Nichols
         W. Darcy McKeough
         William C. Bousqutte

      The Liberation funds intend to file a proxy statement and other relevant documents with the SEC in support of the election of Messrs. Hillman and Kornstein to the InterTan board. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to


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obtain the documents free of charge at the website maintained by the SEC at
www.sec.gov. The Liberation funds and Messrs. Mr. Hillman, Kornstein and Pearlman may be deemed to be participants in the solicitation of proxies from the stockholders of InterTan in connection with the annual meeting. Information about these participants and their ownership of InterTan shares can be found in the Liberation funds Schedule 13D filings with the SEC and will be set forth in the proxy statement filed by the Liberation funds with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.


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